EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-69724) of Dell Computer Corporation of our report dated March 8, 2002 relating to the financial statements and financial statement schedules of the Dell Computer Corporation Deferred Compensation Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Austin, Texas
April 1, 2002

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